EXHIBIT 4.02

                             ARTICLES OF RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                               CREE RESEARCH, INC.


Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following for the purpose of amending and restating its Articles of Incorporation:

1.    The name of the corporation is Cree Research, Inc.

2.    The text of the Restated Articles of Incorporation is attached.

3. These Restated Articles of Incorporation contain amendments requiring shareholder approval, and shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes at a meeting duly called for said purpose on November 3, 1998.

4. The Restated Articles of Incorporation do not contain an amendment providing for the exchange, reclassification or cancellation of issued shares.

This the 5th day of November, 1998.

                                    CREE RESEARCH, INC.



                                    By: /s/  ADAM H. BROOME
                                        -----------------------------
                                          Adam H. Broome, Secretary


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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               CREE RESEARCH, INC.


                                    ARTICLE I

      The name of the Corporation is Cree Research, Inc.

                                   ARTICLE II

      The period of duration of the Corporation shall be perpetual.

                                   ARTICLE III

      The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

                                   ARTICLE IV

      The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 33,000,000 shares divided into two classes consisting of (a) 30,000,000 shares of Common Stock with a par value of $0.005 per share; and (b) 3,000,000 shares of Preferred Stock with a par value of $0.01 per share. The Board of Directors is authorized from time to time to establish one or more series of Preferred Stock and to determine the preferences, limitations and relative rights of the Preferred Stock before issuance of any shares of that class and of any series of Preferred Stock before issuance of shares of that series.

                                    ARTICLE V

      The number of directors of the Corporation may be fixed by the bylaws.

                                   ARTICLE VI

      There shall be no preemptive rights with respect to the shares of the capital stock of the Corporation.

                                   ARTICLE VII

      No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions not made in good faith that such director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit or
(iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney or consultant of the Corporation.

      Furthermore, notwithstanding the foregoing provision, in the event that
Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of a director, the personal liability of the Corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

      This Article shall not affect a charter or bylaw provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of a director with respect to acts or omissions occurring prior to such repeal or modification.

                                  ARTICLE VIII

      The name and address of the incorporator is Fred D. Hutchison, Suite 450, 2626 Glenwood Avenue, Raleigh, North Carolina 27608.